Exhibit 5.1

December 30, 2024

Norton Rose Fulbright Canada llp
InMed Pharmaceuticals Inc.	222 Bay Street, Suite 3000
Suite 1445 – 885 West Georgia St.	Toronto, Ontario M5K 1E7
Vancouver, British Columbia, Canada V6C 3E8
F: +1 604.641.4949
nortonrosefulbright.com

Re: Registration Statement InMed Pharmaceuticals Inc. on Form S-1

Dear Sirs/Mesdames:

We have acted as counsel to InMed Pharmaceuticals Inc. (the Company), a corporation incorporated under the laws of British Columbia, in connection with its filing of a registration statement on Form S-1 (the Registration Statement) filed by the Company under the Securities Act of 1933, as amended (the Securities Act), relating to the offer and resale of up to an aggregate of 3,000,000 common shares of the Company (the Registered Common Shares), issued to a certain investor party to that certain Standby Equity Purchase Agreement, dated December 13, 2024 (the SEPA), by and between the Company and YA II PN, LTD (the Selling Shareholder). We have been requested by the Company to render this opinion in connection with the filing of the Registration Statement.

As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion, including:

(a)	the Registration Statement;

(b)	the SEPA;

(c)	the articles, as amended, and the notice of articles of the Company; and

(d)	a Certificate of Good Standing dated December 30, 2024 issued by the British Columbia Registrar of Companies.

With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers of the Company and have not performed any independent check or verification of such factual matters.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents, and that all facts set forth in the certificates supplied by officers of the Company are complete, true and accurate as of the date hereof. We have also assumed that the certificate of compliance referred to above will continue to be accurate as at the date of issuance of any Registered Common Shares offered or sold under the Registration Statement.

The opinion set forth below is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, in each case in effect on the date hereof. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

The opinion set forth below is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors; (ii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity, (iii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies, (iv) we express no opinion with respect to the enforceability of provisions relating to choice of law, choice of venue, jurisdiction or waivers of jury trial, and (v) we express no opinion with respect to the enforceability of any waiver of any usury defense.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, including the assumption that the Registration Statement and any required post-effective amendment(s) thereto required by applicable laws have become effective under the Securities Act, we are of the opinion that the Registered Common Shares: (x) have been authorized, reserved and allotted for issuance; and (y) that may be sold by the Selling Shareholder pursuant to the Registration Statement have been duly authorized and validly issued, and are fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Norton Rose Fulbright Canada LLP

Norton Rose Fulbright Canada LLP

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

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